                                                               Exhibit 10(ff)(1)


                     [ICF KAISER LETTERHEAD APPEARS HERE]


                                         March 15, 1999


Mr. Thomas P. Grumbly
Executive Vice President and President,
  Environment and Facilities Management Group
ICF Kaiser International, Inc.
9300 Lee Highway
Fairfax, VA 22031-1207

     Re:  Employment Agreement
          --------------------

Dear Tom:

     I refer to your Employment Agreement dated April 7, 1997. The purpose of this letter is to confirm the arrangements approved by the Human Resources & Compensation Committee of the Board of Directors in light of the planned sale of the ICF Kaiser International, Inc. Environment and Facilities Management Group to The IT Group, Inc. (the "EFM Transaction"). To the extent the provisions of this letter are inconsistent with your Employment Agreement, the terms of this letter shall govern.

        1. Your base compensation shall increase to $270,000 per year effective February 1, 1999.

        2. You agree to cooperate with ICF Kaiser and The IT Group, Inc. in connection with the EFM Transaction, and to remain as an employee of ICF Kaiser for a period of 30 days after closing of the EFM Transaction. This letter agreement assumes that the EFM Transaction will close on or before June 1, 1999. If the closing does not take place on or before that date, we will agree on mutually satisfactory arrangements concerning any continuation of your services to ICF Kaiser.

        3. Consistent with the terms of your Employment Agreement, ICF Kaiser will continue to pay, for a period of 12 months following the termination of your employment with ICF Kaiser, ICF Kaiser's share (plus any additional costs due to COBRA) of medical and dental insurance, if any, in which you are currently participating. You will continue to pay your share as well. You understand that amounts paid by ICF Kaiser may constitute taxable income to you.

Mr. Thomas P. Grumbly
March 15, 1999
Page 2

        4. As promptly as practicable after your execution of this letter, you will be paid the sum of $50,000 (less applicable withholding amounts).

        5. On the earlier of April 28, 1999, and the closing of the EFM Transaction, you will be paid $270,000 plus an amount equal to 9% per annum on such amount from February 1, 1999, to the date of payment.


        6. To the extent your options to purchase ICF Kaiser common stock are not vested on the date you cease being employed by ICF Kaiser, such options will vest on such date and shall remain exercisable for a period of 90 days after you cease being employed by ICF Kaiser.

        7. The payments provided to you pursuant to this letter agreement are in lieu of all amounts due to you upon termination of your employment under your Employment Agreement, including, without limitation, the provisions of Section 4 of your Employment Agreement.

        8. Effective on the date you cease being employed by ICF Kaiser, the Company waives the provisions of Section 5 of your Employment Agreement relating to noncompetition.

        If you agree that the foregoing accurately reflects the arrangements that have been agreed to, please sign where indicated below.

                                      Very Truly yours,

                                      ICF KAISER INTERNATIONAL, INC.


                                      By: /s/ Keith M. Price
                                         --------------------------------------
                                          Keith M. Price
                                          President and Chief Executive Officer



AGREED:

/s/ Thomas P. Grumbly
-------------------------
Thomas P. Grumbly